EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Grandparents.com, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Grandparents.com, Inc. (the “Registrant”), pertaining to the Grandparents.com, Inc. 2012 Stock Incentive Plan, of (i) our report dated March 30, 2012, with respect to the financial statements of Grandparents.com LLC included in the Registrant’s current report on Form 8-K/A dated February 22, 2012, filed with the Securities and Exchange Commission on March 30, 2012, and (ii) our report dated January 13, 2012, with respect to the financial statements of Grandparents.com LLC included in the Registrant’s current report on Form 8-K dated February 22, 2012, filed with the Securities and Exchange Commission on February 27, 2012.

/s/ Daskal Bolton LLP

Boca Raton, Florida

June 11, 2012